Filed Pursuant to Rule 433

Registration No. 333-209681

Dated: October 17, 2016

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated October 17, 2016 to the Prospectus dated April 15, 2016.

Issuer:	JPMorgan Chase & Co.

Security Type:	SEC Registered Senior Notes

Security:	Floating Rate Notes due 2023

Currency:	USD

Size:	$2,000,000,000

Maturity:	October 24, 2023

Payment Frequency:	Quarterly

Day Count Fraction:	Actual/360

Index:	Three-month LIBOR

Re-offer Spread to Index:	+123 basis points

Price to Public:	100.0% of face amount

Proceeds (Before Expenses) to Issuer:	$1,992,000,000

Interest Payment Dates:	January 24, April 24, July 24, and October 24 of each year, commencing January 24, 2017

Business Day:	New York and London

Business Day Convention:	Following Business Day

Reset Frequency:	Quarterly

Optional Redemption:

We may redeem the notes, at our option, in whole, but not in part, on October 24, 2022 upon at least 15 days but no more than 30 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In addition, we may redeem the notes, at our option, in whole at any time or in part from time to time, on or after August 24, 2023, upon at least 15 days but no more than 30 days’ written notice to holders of the notes, at a redemption price equal to 100% principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The foregoing amends the information set forth under “Optional Redemption” in the Prospectus Supplement, subject to completion, dated October 17, 2016 to the Prospectus dated April 15, 2016.

CUSIP/ISIN:	46625HRW2 / US46625HRW24

Trade Date:	October 17, 2016

Settlement Date:	October 24, 2016 (T+5)

Denominations:	$2,000 x $1,000

Sole Bookrunner:	J.P. Morgan Securities LLC

Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CIBC World Markets Corp.

Danske Markets Inc ING Financial Markets LLC

Lloyds Securities Inc.

nabSecurities, LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

CastleOak Securities, L.P.

Lebenthal & Co., LLC.

Mischler Financial Group, Inc.

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on October 24, 2016 which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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